EXHIBIT 5.3

Consent of Expert

We hereby consent to the use of our name contained in the technical report on the Avino Silver & Gold Mines Ltd. Resource Estimate Update for the Avino Property Durango, Mexico with an effective date of October 27, 2016, incorporated by reference to this Registration Statement and to the reference to us under the heading “Interest of Experts” in the Prospectus which is a part of this Registration Statement.

Tetra Tech WEI Inc.

Dated: October 31, 2016	By:	/s/ Hassan Ghaffari
Hassan Ghaffari